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                                                            September 15, 1998

Sal Perisano
Chairman of the Board
The Big Party
1457 VFW Parkway
West Roxbury, MA 02132


Dear Sal:

         Bob and I are delighted at the prospect of having you on the iParty Board of Directors and look forward to the benefits of your experience and wise counsel.

         Per our current by-laws, non-management directors are compensated with options to purchase 25,000 shares of iParty common stock granted on the date of commencement of service on the Board and an additional 25,000 granted on the last trading day of August each year (provided the director is still on the Board). The strike price is the price at time of grant. In addition, directors are reimbursed for any travel or other expenses incurred in connection with attending Board meetings or other company functions.

         As we discussed, iParty would also like to enter into a consulting agreement with you and Dorice. We suggest an initial term commencing as of today and continuing until December 31, 1999, with compensation in the form of options to purchase iParty common stock, as follows: (a) 25,000 granted as of today (at today's closing price), and (b) an additional 25,000 in the event that (and at such time as) your consulting time exceeds 100 hours.




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         If the above terms are satisfactory to you, please so indicate by signing a copy of this letter and returning it to me. I will then ask our counsel to draft the appropriate option agreements.

         All of us on the Board look forward to working with you and Dorice. Together I am confident we will turn iParty into a big success.

                                           Best regards,


                                           /s/ B.A. Hero, Jr.
                                           ----------------------------
                                           Byron A. Hero, Jr.


Agreed:


/s/ Sal Perisano
-------------------------
Sal Perisano






cc:      R.H. Lessin
         A. Khan
         S. Belzberg
         M. Broughton
         D. De Wolf